Exhibit 99.1

FOR:	UCBH HOLDINGS, INC.

CONTACT:	Douglas Mitchell
Senior Vice President, Corporate Development and Investor Relations
(415) 315-2800

Craig S. On
Executive Vice President and Chief Financial Officer
(415) 315-2800

EVC Group
Investor Relations: Douglas M. Sherk or Jenifer Kirtland
(415) 896-6820
Media Relations: Steve DiMattia
(646) 201-5445
For Immediate Release
UCBH Holdings, Inc. and China Minsheng Banking Corp., Ltd. Complete
Second Phase of Strategic Investment
     SAN FRANCISCO, December 23, 2008 — UCBH Holdings, Inc. (NASDAQ: UCBH), the holding company of United Commercial Bank (UCB™), today announced that it has completed the issuance of approximately 6.2 million new shares of its common stock to China Minsheng Banking Corp., Ltd. (“Minsheng”) at a price of $4.85, representing the 90-day average UCBH closing price as of August 30, 2008, which is the second phase baseline date, plus a 5% premium. The total proceeds to UCBH were $29.9 million.
     This issuance represents the completion of the second phase of the strategic agreement between UCBH and Minsheng, announced on October 7, 2007, which results in Minsheng owning an aggregate of 9.9% of UCBH’s outstanding common stock as of August 30, 2008. The first phase of Minsheng’s strategic investment of 4.9% ownership interest in UCBH was completed on March 5, 2008. Upon mutual agreement and subject to regulatory approval, Minsheng may acquire an additional 10.1% interest, which would take its overall interest to 20.0%, in UCBH by June 30, 2009.
     “We are very pleased with the completion of the second investment phase of our strategic alliance with Minsheng, whom we value as a long-term shareholder of UCBH,” said Thomas S. Wu, Chairman, President and Chief Executive Officer of UCBH Holdings, Inc. “Our partnership with Minsheng significantly enhances our competitive advantages, allowing both companies to benefit from expanded business opportunities to increase market share. Minsheng’s Chairman Dong Wenbiao and I share the same vision on the importance and benefits of this valuable strategic partnership.”
     About UCBH Holdings, Inc.
     UCBH Holdings, Inc., with $13.04 billion in assets as of September 30, 2008, is the holding company for United Commercial Bank, a state-chartered commercial bank, which is a leading bank in the United States serving the Chinese communities and American companies doing business in Greater China. Together, the Bank and its subsidiaries, including United Commercial Bank (China) Limited, operate 51 California branches/offices located in the San Francisco Bay Area, Sacramento, Stockton, Los Angeles and Orange counties, nine branches in New York, five branches in metropolitan Atlanta, three branches in

New England, two branches in the Pacific Northwest, a branch in Houston, branches in Hong Kong, Shanghai and Shantou, China, and representative offices in Beijing, Guangzhou and Shenzhen, China, and Taipei, Taiwan. UCB, with headquarters in San Francisco, provides commercial banking services to small- and medium-sized businesses and professionals in a variety of industries, as well as consumer and private client services to individuals. The Bank offers a full range of lending activities, including commercial real estate and construction loans, commercial credit facilities, international trade finance, asset-based financing, cash management, loans guaranteed by the U.S. Small Business Administration, commercial, multifamily and residential mortgages, home equity lines of credit, and online banking services for businesses and consumers. For additional information, visit the web site for United Commercial Bank at www.ibankUNITED.com or the web site for UCBH Holdings, Inc. at www.ucbh.com.
     About China Minsheng Banking Corp., Ltd.
     China Minsheng Banking Corp., Ltd. is a joint-stock commercial bank established in the People’s Republic of China in 1996. Minsheng is publicly traded on the Shanghai Stock Exchange. With $125.9 billion in total assets as of December 31, 2007, Minsheng maintains 327 branch outlets and 1,326 ATM locations in China. The scope of services offered by Minsheng include: full retail and commercial deposit services, short-, medium- and long-term loans, entrusted loans, domestic and international settlement, receivable financing, issuing financial institution bonds, acting in the capacity of agent to issue, settle and underwrite government bonds, trading bonds issued by financial institutions, government and corporations, inter-bank borrowing and lending; foreign exchange trading, trading other derivative financial instruments for the bank or on behalf of its customers, letters of credit and financial guarantees, complete wire services, and insurance products, safe deposit box service, credit cards and fiduciary service for national social insurance funds. For additional information, visit the web site for China Minsheng Banking Corp., Ltd. at www.cmbc.com.cn.
     Forward-Looking Statements
     Certain statements contained in this release may include forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are based upon specific assumptions that may or may not prove correct. Forward-looking statements are also subject to known and unknown risks, uncertainties and other factors relating to the Company’s and the Bank’s operations and business environment, all of which are difficult to predict, and many of which are beyond the control of the Company and the Bank. The factors include, among others: the current dislocations in global credit and capital markets; economic and business conditions in the areas and markets in which the Company and the Bank operate, particularly those affecting loans secured by real estate; deterioration or improvement in the ability of the Bank’s borrowers to pay their debts to the Bank; market fluctuations such as those affecting interest and foreign exchange rates and the value of securities in which the Bank invests; competition from other financial institutions, whether banks, investment banks, insurance companies or others; the ability of the Bank to assimilate acquisitions, enter new markets and lines of business, and open new branches, successfully; changes in business strategies; changes in tax law and governmental regulation of financial institutions; demographic changes; and other risks and uncertainties, including those discussed in the documents the Company files with the Securities and Exchange Commission (“SEC”). The foregoing may cause the actual results and performance of the Company and the Bank to be materially different from the results and performance indicated or suggested by the forward-looking statements. Further description of the risks and uncertainties are included in detail in the Company’s current, quarterly and annual reports, as filed with the SEC.
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